Exhibit 99.2



                      AMERICAN WHITE CROSS, INC. NO LONGER
                       TRADING ON THE NASDAQ STOCK MARKET


     DAYVILLE, CT., July 22, 1997 -- American White Cross, Inc. (AWCIQ) reported today that its shares are no longer trading on the Nasdaq Stock Market. Previously, the shares were traded on the Nasdaq SmallCap Market under the symbol AWCIQ. The delisting was the result of the Company's failure to meet certain listing requirements of the Nasdaq SmallCap Market.

     The Company manufactures and markets a wide variety of health and personal care products including adhesive bandages, medical tapes, sterile bandages, operating room sponges, esmark bandages and other first aid related products. On July 21, 1997, the Company announced that it has signed a definitive agreement for the sale of substantially all of its first aid business to NutraMax Products, Inc.